Exhibit 4.7

WAIVER NO. 1 TO REGISTRATION RIGHTS AGREEMENT

THIS WAIVER NO. 1 REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of July     , 2007, amends that certain Registration Rights Agreement, dated February 27, 2007 (the “Registration Rights Agreement”), among Accentia Biopharmaceuticals, Inc., a Florida corporation (the “Company”) and the holders of the Company’s securities signatory hereto (individually, a “Consenting Purchaser” and collectively, the “Consenting Purchasers”). Defined terms not otherwise defined herein shall have the meanings set forth in the Registration Rights Agreement.

WHEREAS:

A. On February 28, 2007, the Company completed a private placement of 8% Secured Convertible Debentures (the “Debentures”) and warrants to purchase shares of the Company’s common stock (the “February Financing”).

B. The parties to this Agreement desire to hereby waive certain provisions of the Registration Rights Agreement in the manner set forth herein.

C. Section 6(f) of the Registration Rights Agreement provides that a waiver or consent to depart from the provisions thereof with respect to a matter that relates exclusively to the rights of Holders and that does not directly or indirectly affect the rights of other Holders may be given by Holders of all of the Registrable Securities to which such waiver or consent relates.

NOW, THEREFORE, the Company and each of the Consenting Purchasers hereby agree as follows:

1. The Company shall not be required to register any Registrable Securities of the Consenting Purchaser to the extent that the number of shares of Common Stock registered on behalf of such Consenting Purchaser exceeds the greater of (i) a number of shares equal to 9.99% of the number of issued and outstanding shares of Common Stock that are held by non-affiliates of the Company on the day immediately prior to the filing date of the pending Registration Statement and (ii) SEC Guidance as to such Consenting Purchaser (“Registration Cap”). “SEC Guidance” shall mean the maximum number of shares that the Company may register for resale by the Consenting Purchaser in the pending Registration Statement without the applicable offering being deemed by the Commission to be a primary offering by the Company, based on any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff. In the event that the Company or the Consenting Purchaser becomes aware of any SEC Guidance, in the reasonable judgment of legal counsel of the Consenting Purchaser, that permits the registration for such Consenting Purchaser of additional Registrable Securities beyond the Registration Cap (as determined on the date hereof), the Company shall use best efforts to register such shares as promptly as possible thereafter. The payment by the Company of any liquidated damages that otherwise would accrue and be payable to the Consenting Purchaser relating to any Registrable Securities that exceed the Registration Cap (as of the date thereof) are hereby waived by the Consenting Purchaser until such time as the following three conditions are satisfied: (i) SEC Guidance, in the reasonable judgment of legal counsel of the Consenting Purchaser, permits the registration of all Registrable Securities, (ii) the Consenting Purchaser requests in writing that the Registrable Securities in excess of the Registration Cap be registered based upon a reasonable belief that the SEC Guidance permits such registration (the “Registration Request”), and (iii) liquidated damages would otherwise be payable assuming that the additional Registration Statement has a Filing Date of thirty (30) calendar days after the Company’s receipt of the Registration Request. For clarity and avoidance of doubt, if a Registration Statement does not register all of the Registrable Securities for a Consenting Purchaser hereunder then such Consenting Purchaser shall have the right to designate which of its Registrable Securities shall be omitted from such Registration Statement.

2. In consideration of the waivers made by the Consenting Purchaser in Paragraph 1 of this Agreement, the Company hereby agrees that if (i) the Consenting Purchaser agrees to take payment of a Monthly Redemption

Amount under the Debentures in Conversion Shares, or to take payment of interest under the Debentures in Interest Conversion Shares, at a time when the resale of some or all of such shares by the Consenting Purchaser is not then registered under an effective Registration Statement or (ii) the Consenting Purchaser, pursuant to Section 6(b) of the Debentures, elects to convert during a Monthly Redemption Period the Monthly Redemption Amount payable for such Monthly Redemption Period, then in the case of either of foregoing clauses (i) or (ii), in addition to the number of Conversion Shares (or Interest Conversion Shares) that would otherwise be payable to the Consenting Purchaser in payment of the Monthly Redemption Amount or interest payment pursuant to Sections 6(b) or 2(b) of the Debentures (the “Base Conversion Shares”), the Company shall also pay to the Consenting Purchaser an additional number of Conversion Shares (or Interest Conversion Shares) equal to ten percent (10%) of the number of Base Conversion Shares that cannot be immediately resold by the Consenting Purchaser either under an effective registration statement or in reliance on Rule 144. For purposes of this Paragraph 2, the terms “Monthly Redemption Amount,” “Monthly Redemption Period,” “Conversion Shares,” and “Interest Conversion Shares” shall have the meanings ascribed thereto in the Consenting Purchaser’s Debenture. For clarity and avoidance of doubt, each Consenting Purchaser shall have the right, in its sole discretion, to waive any Equity Condition (as defined in the Debentures) as to any Monthly Redemption or interest payment that the Company proposes to satisfy with Conversion Shares and Interest Conversion Shares, as applicable, and nothing contained herein, including this Section 2, shall constitute a waiver of any such Equity Conditions.

3. The Company hereby represents that it has offered the same consideration to all purchasers parties to the Purchase Agreement in connection with the matters described in Section 2 above.

4. Except as specifically set forth in this Agreement, all of the terms and provisions of the Registration Rights Agreement shall continue to remain in full force and effect.

5. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one document. This Agreement, together with the Registration Rights Agreement, contains the final, complete, and exclusive expression of the parties’ understanding and agreement concerning the matters contemplated herein and supersedes any prior or contemporaneous agreement of representation, oral or written, among them. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

[signatures follow]

IN WITNESS WHEREOF, the parties have caused have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY: ACCENTIA BIOPHARMACEUTICALS, INC.

By:
Name: Title:

IN WITNESS WHEREOF, each Consenting Purchaser below has caused its respective signature page to this Agreement to be duly executed as of the date first written above.

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory: